As filed with the Securities and Exchange Commission on May 2, 2013

Registration No. 333-187513

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

Form S-11

REGISTRATION STATEMENT

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Armada Hoffler Properties, Inc.

(Exact name of registrant as specified in its governing instruments)

222 Central Park Avenue, Suite 2100, Virginia Beach, Virginia 23462

(757) 366-4000

(Address, including zip code and telephone number, including area code,

of registrant’s principal executive offices)

Louis S. Haddad

Armada Hoffler Properties, Inc.

222 Central Park Avenue, Suite 2100, Virginia Beach, Virginia 23462

(757) 366-4000

(Name, address, including zip code and telephone number,

including area code, of agent for service)

Copies to:

David C. Wright S. Gregory Cope Hunton & Williams LLP 951 East Byrd Street Richmond, Virginia 23219 (804) 788-8638	John A. Good Justin R. Salon Bass, Berry & Sims PLC 1201 Pennsylvania Ave. Suite 300 Washington, D.C. 20004 (202) 827-2950

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee the New York Stock Exchange, or NYSE, listing fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

SEC Registration Fee	$27,451
NYSE Listing Fee	125,000
FINRA Filing Fee	30,688
Printing and Engraving Expenses	400,000
Legal Fees and Expenses (other than Blue Sky)	2,750,000
Accounting Fees and Expenses	4,000,000
Transfer Agent and Registrar Fees	2,500
Other Expenses	114,300

Total	$7,449,939

Item 32. Sales to Special Parties.

On October 12, 2012, we issued 1,000 shares of our common stock to Louis S. Haddad, our President and Chief Executive Officer, in connection with the initial capitalization of our company for an aggregate purchase price of $1,000. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.

Item 33. Recent Sales of Unregistered Securities.

On October 12, 2012, we issued 1,000 shares of our common stock to Louis S. Haddad, our President and Chief Executive Officer, in connection with the initial capitalization of our company for an aggregate purchase price of $1,000. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.

In connection with the formation transactions, an aggregate of 13,039,977 common units with an aggregate value of $156,479,724 million, based on the midpoint of the price range set forth on the front cover of the prospectus that forms a part of this registration statement, will be issued to certain persons owning interests in the entities that own the properties and other assets comprising our portfolio as consideration in the formation transactions. All such persons had a substantive, pre-existing relationship with us and made irrevocable elections to receive such securities in the formation transactions prior to the filing of this registration statement with the SEC. Prior to the filing of this registration statement, each such person consented to the contribution of their interests in the ownership entities, or sell certain assets, to our operating partnership or its subsidiaries. All of such persons are “accredited investors” as defined under Regulation D of the Securities Act. The issuance of such units will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D of the Securities Act.

Item 34. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision which eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate ourselves and our bylaws obligate us, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employees or agents of our company or a predecessor of our company.

We intend to enter into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See “Underwriting.” In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Armada Hoffler, L.P., the partnership of which we serve as sole general partner.

Insofar as the foregoing provisions permit indemnification of directors, officer or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35. Treatment of Proceeds from Stock Being Registered.

None.

Item 36. Financial Statements and Exhibits.

(A) Financial Statements.  See page F-1 for an Index to Financial Statements and the related notes thereto included in this registration statement.

(B) Exhibits. The attached Exhibit Index is incorporated herein by reference.

Item 37. Undertakings.

(a) The undersigned registrant hereby further undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or Rule 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Virginia Beach, Commonwealth of Virginia, on this 2nd day of May, 2013.

ARMADA HOFFLER PROPERTIES, INC.

By:	/s/ Louis S. Haddad
Louis S. Haddad Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Louis S. Haddad Louis S. Haddad	Director, Chief Executive Officer and President (Principal Executive Officer)	May 2, 2013

/s/ Michael P. O’Hara Michael P. O’Hara	Chief Financial Officer (Principal Financial and Accounting Officer)	May 2, 2013

EXHIBIT INDEX

Exhibit	Exhibit Description
1.1**	Form of Underwriting Agreement
3.1**	Form of Articles of Amendment and Restatement of Armada Hoffler Properties, Inc.
3.2**	Form of Amended and Restated Bylaws of Armada Hoffler Properties, Inc.
4.1	Form of Certificate of Common Stock of Armada Hoffler Properties, Inc.
5.1	Opinion of Venable LLP regarding the validity of the securities being registered
8.1	Opinion of Hunton & Williams LLP with respect to tax matters
10.1**	Form of Amended and Restated Agreement of Limited Partnership of Armada Hoffler, L.P.
10.2†**	Armada Hoffler Properties, Inc. 2013 Equity Incentive Plan
10.3†	Form of Restricted Stock Award Agreement for Executive Officers
10.4**	Form of Indemnification Agreement between Armada Hoffler Properties, Inc. and its directors and officers
10.5	Form of Tax Protection Agreement by and among Armada Hoffler Properties, Inc., Armada Hoffler, L.P., and each partner set forth in Schedule 2.1(a) thereto
10.6	Form of Representation, Warranty and Indemnity Agreement among Armada Hoffler Properties, Inc., Armada Hoffler, L.P. and Daniel A. Hoffler.
10.7†**	Armada Hoffler, L.P. Executive Severance Benefit Plan
10.8**	Contribution Agreement by and among Armada Hoffler, L.P., Armada Hoffler Properties, Inc., and Daniel A. Hoffler, dated as of February 11, 2013
10.9**	Contribution Agreement by and among Armada Hoffler, L.P., Armada Hoffler Properties, Inc., and A. Russell Kirk, dated as of February 12, 2013
10.10**	Contribution Agreement by and among Armada Hoffler, L.P., Armada Hoffler Properties, Inc., and Louis S. Haddad, dated as of February 11, 2013
10.11**	Contribution Agreement by and among Armada Hoffler, L.P., Armada Hoffler Properties, Inc., and Anthony P. Nero, dated as of February 12, 2013
10.12**	Contribution Agreement by and among Armada Hoffler, L.P., Armada Hoffler Properties, Inc., and Eric E. Apperson, dated as of February 11, 2013
10.13**	Contribution Agreement by and among Armada Hoffler, L.P., Armada Hoffler Properties, Inc., and Michael P. O’Hara, dated as of February 11, 2013
10.14**	Contribution Agreement by and among Armada Hoffler, L.P., Armada Hoffler Properties, Inc., and John C. Davis, dated as of February 11, 2013
10.15**	Contribution Agreement by and among Armada Hoffler, L.P., Armada Hoffler Properties, Inc., and Alan R. Hunt, dated as of February 11, 2013
10.16**	Contribution Agreement by and among Armada Hoffler, L.P., Armada Hoffler Properties, Inc., and Shelly R. Hampton, dated as of February 11, 2013
10.17**	Contribution Agreement by and among Armada Hoffler, L.P., Armada Hoffler Properties, Inc., and William Christopher Harvey, dated as of February 11, 2013
10.18**	Contribution Agreement by and among Armada Hoffler, L.P., Armada Hoffler Properties, Inc., and Eric L. Smith, dated as of February 12, 2013
10.19**	Contribution Agreement by and among Armada Hoffler, L.P., Armada Hoffler Properties, Inc., and John E. Babb, dated as of January 31, 2013
10.20**	Contribution Agreement by and among Armada Hoffler, L.P., Armada Hoffler Properties, Inc., and Rickard E. Burnell, dated as of February 12, 2013
10.21**	Contribution Agreement by and among Armada Hoffler, L.P., Armada Hoffler Properties, Inc., and A/H TWA Associates, L.L.C., dated as of February 16, 2013
10.22**	Contribution Agreement by and among Armada Hoffler, L.P., Armada Hoffler Properties, Inc., and RMJ Kirk Fortune Bay, L.L.C., dated as of February 16, 2013
10.23**	Contribution Agreement by and among Armada Hoffler, L.P., Armada Hoffler Properties, Inc., and Kirk Gainsborough, L.L.C., dated as of February 16, 2013
10.24**	Contribution Agreement by and among Armada Hoffler, L.P., Armada Hoffler Properties, Inc., and Chris A. Sanders, dated as of January 25, 2013

Exhibit	Exhibit Description
10.25**	Contribution Agreement by and among Armada Hoffler, L.P., Armada Hoffler Properties, Inc., and Allen O. Keene, dated as of January 21, 2013
10.26**	Contribution Agreement by and among Armada Hoffler, L.P., Armada Hoffler Properties, Inc., and Bruce G. Ford, dated as of January 31, 2013
10.27**	Contribution Agreement by and among Armada Hoffler, L.P., Armada Hoffler Properties, Inc., and DIAN, LLC, dated as of January 28, 2013
10.28**	Contribution Agreement by and among Armada Hoffler, L.P., Armada Hoffler Properties, Inc., and Compson of Richmond, L.C., Thomas Comparato and Lindsey Smith Comparato, dated as of January 31, 2013
10.29**	Contribution Agreement by and among Armada Hoffler, L.P., Armada Hoffler Properties, Inc., and Bruce Smith Enterprises, LLC and Bruce B. Smith, dated as of January 31, 2013
10.30**	Contribution Agreement by and among Armada Hoffler, L.P., Armada Hoffler Properties, Inc., and Steyn, LLC, dated as of January 31, 2013
10.31**	Contribution Agreement by and among Armada Hoffler, L.P., Armada Hoffler Properties, Inc., and D&F Beach, L.L.C., dated as of February 1, 2013
10.32**	Contribution Agreement by and among Armada Hoffler, L.P., Armada Hoffler Properties, Inc., and DF Smith’s Landing, LLC, dated as of January 31, 2013
10.33**	Contribution Agreement by and among Armada Hoffler, L.P., Armada Hoffler Properties, Inc., and Spratley Family Holdings, L.L.C., dated as of January 22, 2013
10.34**	Contribution Agreement by and among Armada Hoffler, L.P., Armada Hoffler Properties, Inc., and Columbus One, LLC, DP Columbus Two, LLC, City Center Associates, LLC, TC Block 7 Partners LLC, TC Block 12 Partners LLC, TC Block 3 Partners LLC, TC Block 6 Partners LLC, TC Block 8 Partners LLC, TC Block 11 Partners LLC and TC Apartment Partners, LLC, dated as of February 1, 2013
10.35	Asset Purchase Agreement by and among AHP Construction, LLC and Armada/Hoffler Construction Company and Armada/Hoffler Construction Company of Virginia, dated as of May 1, 2013
10.36	Asset Purchase Agreement by and among AHP Asset Services, LLC and Armada Hoffler Holding Company, Inc., dated as of May 1, 2013
10.37	Contribution Agreement for the Apprentice School Apartment property by and among Armada Hoffler, L.P., Washington Avenue Associates, L.L.C. and Washington Avenue Apartments, L.L.C., and dated as of May 1, 2013
10.38	Option and Right of First Refusal Agreement by and between and Armada Hoffler, L.P. and Courthouse Marketplace Parcel 7, L.L.C., dated as of May 1, 2013
10.39	Option and Right of First Refusal Agreement by and between and Armada Hoffler, L.P. and Courthouse Outparcel A-1-B-2, LLC, dated as of May 1, 2013
10.40	Option and Right of First Refusal Agreement by and between and Armada Hoffler, L.P. and Hanbury Village, LLC, dated as of May 1, 2013
10.41	Option and Right of First Refusal Agreement by and between and Armada Hoffler, L.P. and Lake View AH-VNG, LLC, dated as of May 1, 2013
10.42	Option and Right of First Refusal Agreement by and between and Armada Hoffler, L.P. and Oyster Point Hotel Associates, L.L.C., dated as of May 1, 2013
10.43**	Contribution Agreement by and among Armada Hoffler, L.P., Armada Hoffler Properties, Inc. and Oyster Point Investors, L.P., dated as of February 11, 2013
10.44†	Form of Restricted Stock Award Agreement for Directors
10.45	Option Agreement dated May 1, 2013 by and between Armada/Hoffler Properties, L.L.C. and Armada Hoffler, L.P.
21.1**	List of Subsidiaries of the Registrant
23.1**	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2**	Consent of Ernst & Young LLP, Independent Auditors
23.3	Consent of Venable LLP (included in Exhibit 5.1)
23.4	Consent of Hunton & Williams LLP (included in Exhibit 8.1)
23.5**	Consent of Rosen Consulting Group
24.1**	Power of Attorney (included on the Signature Page)

Exhibit	Exhibit Description
99.1**	Consent of George F. Allen
99.2**	Consent of James A. Carroll
99.3**	Consent of James C. Cherry
99.4**	Consent of John W. Snow
99.5**	Consent of Daniel A. Hoffler
99.6**	Consent of A. Russell Kirk

*	To be filed by amendment.
**	Previously filed.
†	Compensatory plan or arrangement.